Exhibit 99.1

Joint Filer Information

Name of Joint Filer:	NBCUniversal, LLC

Address of Joint Filer:	30 Rockefeller Plaza
New York, NY 10112

Relationship of Joint Filer to Issuer:	10% Owner

Issuer Name and Ticker or Trading Symbol:	EVINE Live Inc. (EVLV)

Date of Earliest Transaction Required
to be Reported (Month/Day/Year):	01/31/2017

Designated Filer:	Comcast Corporation

Signature:

NBCUNIVERSAL, LLC

By: /s/ Arthur R. Block
Name: Arthur R. Block
Title: Executive Vice President

Date: January 31, 2017

Name of Joint Filer:	NBCUniversal Media, LLC

Address of Joint Filer:	30 Rockefeller Plaza
New York, NY 10112

Relationship of Joint Filer to Issuer:	10% Owner

Issuer Name and Ticker or Trading Symbol:	EVINE Live Inc. (EVLV)

Date of Earliest Transaction Required
to be Reported (Month/Day/Year):	01/31/2017

Designated Filer:	Comcast Corporation

Signature:

NBCUNIVERSAL MEDIA, LLC

By: /s/ Arthur R. Block

Name: Arthur R. Block

Title: Executive Vice President

Date: January 31, 2017